--------
 FORM 4                              U.S. SECURITIES AND EXCHANGE COMMISSION              /---------------------------------------/
--------                                      Washington, DC. 20549                        /        OMB APPROVAL                   /
                                                                                          /---------------------------------------/
[_] Check this box if             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            / OMB Number                   3235-0287/
    no longer subject                                                                     / Expires             September 30, 1998/
    to Section 16.             Filed pursuant to Section 16(a) of the Securities          / Estimated average burden              /
    Form 4 or Form 5              Exchange Act of 1934, Section 17(a) of the              / hours per response................ 0.5/
    obligations may              Public Utility Holding Company Act of 1935 or            /---------------------------------------/
    continue. See              Section 30(f) of the Investment Company Act of 1940
    Instruction 1(b).

(Print or Type Responses)

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1.  Name and Address of Reporting Person

        Chapman                     Thomas                            H.
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        (Last)                      (First)                        (Middle)

                                16 Sixpence Way
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                                   (Street)

       Coronado                   California                          92118
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        (City)                      (State)                           (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

       U.S. LABORATORIES INC. (USLB)


3.  IRS or Social Security Number of Reporting Person
    (Voluntary)


4.  Statement for Month/Year

    May 2001


5.  If Amendment, Date of Original (Month/Year)



6.  Relationship of Reporting Person to Issuer (Check all applicable)


     X  Director                                 ___ 10% Owner
    ---

    ___ Officer (give title below)               ___ Other (specify below)

                        --------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table 1--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
  Common Stock         05/02/01    S              2,500          D       13.50            16,861             D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

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 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           --------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

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

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                           6. Date Exer-       7. Title and Amount of     8. Price    9. Number       10. Owner-      11. Nature
                              cisable and         Underlying Securities      of          of Deriv-        ship            of In-
                              Expiration          (Instr. 3 and 4)           Deriv-      ative            Form            direct
                              Date (Month/Day/                               ative       Secur-           of De-          Bene-
                              Year)                                          Secur-      ities            rivative        ficial
                                                                             ity         Bene-            Security;       Owner-
                                                                             (Instr.     ficially         Direct (D)      ship
                            --------------------------------------------     5)          Owned            or Indirect     (Instr.
                            Date     Expira-              Amount or                      at End           (I)             4
                            Exer-    tion         Title   Number of                      of               (Instr. 4)
                            cisable  Date                 Shares                         Month
                                                                                         (Instr. 4)
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

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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                            /s/ Thomas H. Chapman                 June 7, 2001
                            -----------------------------------   ------------
                                **Signature of Reporting Person   Date